Exhibit 99.1

STAAR Surgical Announces Completion of Patient Enrollment in EVO Implantable Lens US Clinical Trial

Pivotal Study Successfully Enrolls 300 Subjects Across 14 U.S. Sites

LAKE FOREST, CA, September 14, 2020--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, is today announcing that patient enrollment for the primary study analysis cohort of 300 subjects has been achieved in its U.S. FDA clinical trial, “A Multicenter Clinical Evaluation of the EVO/EVO+ Visian® Implantable Collamer® Lens.” Primary study analysis will be conducted when 300 primary eyes complete 6 months of follow-up, which is anticipated early in the second quarter of 2021 with submission of the study results to the FDA shortly thereafter.

“Completion of patient enrollment in the clinical trial is a critical step towards the future availability of our proprietary EVO Visian ICL family of products in the U.S. We are very grateful to our clinical trial sites and study investigators for their dedicated work and commitment to successfully achieving the trial’s enrollment milestone in the midst of a challenging COVID-19 operating environment,” said Caren Mason, President and CEO of STAAR Surgical.

EVO Visian ICLs are intended to treat a wide range of refractive error, including myopia (nearsightedness) which is the need for distance vision correction. Myopia is the most common ocular disorder worldwide and its incidence is increasing rapidly.1 STAAR’s EVO lenses are designed with a central hole, which restores more natural aqueous flow and eliminates the need for preoperative peripheral iridotomies. The objective of the U.S. pivotal study is to evaluate the safety, and to collect supportive data on effectiveness, of the EVO Visian ICLs in study participants who have a diagnosis of myopia or myopia with astigmatism. The study includes the following EVO lenses:

•	EVO Visian® ICL for Myopia
•	EVO Visian® Toric ICL for Myopia with Astigmatism
•	EVO+ Visian® ICL for Myopia
•	EVO+ Visian® Toric ICL for Myopia with Astigmatism

By eliminating the need for preoperative peripheral iridotomies STAAR’s EVO Visian ICL provides a simpler, less time-consuming procedure for patients seeking visual freedom. Eliminating the need for preoperative peripheral iridotomies also increases surgeon efficiency and reduces the number of procedures thereby reducing the overall cost and complexity while improving the patient experience and potential positive outcomes.

More than 750,000 EVO Visian® ICLs have been implanted in patients outside the U.S. Additional details on the U.S. clinical trial are available on ClinicalTrials.gov here.

1 Neesurg Mehta, MD and Angie Wen, MD, “Myopia: A Global Epidemic, An Overview of the Problem and Efforts to Address It”, Eye, Nov/Dec 2019.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Forward-Looking Statements

This news release contains forward-looking statements. These statements include but are not limited to statements regarding the commercial significance of the EVO/EVO+ VISIAN Implantable Collamer Lens for Myopia, EVO/EVO+ and VISIAN Toric Implantable Collamer Lens for Myopia with Astigmatism in the US market, the success and timing of our clinical studies; and our ability to obtain and maintain regulatory market approval. Forward-looking statements are based on our management’s current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of STAAR’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied in the forward-looking statements. STAAR cannot be certain about the regulatory approval or commercial success of the EVO/EVO+ VISIAN Implantable Collamer Lens for Myopia, EVO/EVO+ and VISIAN Toric Implantable Collamer Lens for Myopia with Astigmatism in the US market. For a discussion of certain other risks, uncertainties and other factors affecting the statements contained in this news release, see STAAR’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, and Annual Report on Form 10-K for the year ended January 3, 2020 under the caption “Risk Factors,” which are on file with the SEC and available in the “Investor Information” section of STAAR’s website under the heading “SEC Filings”. Except as required by law, STAAR assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. STAAR nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this news release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com